                                                                     Optional 4A

                        OPTIONAL METHODS OF SETTLEMENT

This rider is made part of the contract to which it is attached as of the Date of Issue. Upon written request, the Company will agree to pay the net proceeds that may be payable under the contract in accordance with any one of the options shown below.

While the Owner is alive, the request, including the designation of the payee, may be made by the Owner. At the time a Death Benefit becomes payable under the contract, the request, including the designation of the payee, may then be made by the Beneficiary. Once Income Payments have begun, no surrender of the Annuity Account Value can be made and the Annuitant(s) cannot be changed, nor can the settlement option be changed.

ANNUITY DATE. The Annuity Date is the date on which the contract is annuitized. This definition replaces the definition of Annuity Date under the Definitions section of the contract to which this rider is attached.

PAYMENT DATES. The Income Payment Date shall be the date on which the Owner is entitled to the Income Payment. Income Payments may be payable monthly, quarterly, semi-annually, or annually. If the Income Payment is a 100% Fixed Income Payment, the first Income Payment Date under the settlement option selected will be at least 30 days after the Annuity Date as selected by the Owner. If the Income Payment is in any part a Variable Income Payment, the first Income Payment Date under the settlement option selected will be 14 days after the Valuation Period which ends immediately preceding the Annuity Date as selected by the Owner. Subsequent Income Payments will be made on the same day of the month as the first Income Payment Date in accordance with the manner of payment selected (monthly, quarterly, semi-annually, annually). The valuation of all subsequent Variable Income Payments will be made at the end of the Valuation Period that is 14 days prior to each Variable Income Payment Date.

MINIMUM PAYMENT AMOUNT. The settlement option elected must result in an Income Payment per Sub-Account of at least $50 and/or a Fixed Income Payment of at least $50. If at any time this minimum is not met, the Company has the right to change the frequency to an interval that will provide the minimum required. If any amount due is less than the minimum per year, the Company may make other arrangements that are equitable.

EVIDENCE OF SURVIVAL, The Company has the right to ask for proof that the Annuitant(s) on whose life the Income Payment is based is alive on each Income Payment Date.

PROOF OF AGE. Commencement of Income Payments will be subject to proof of age, acceptable to the Company, such as a certified copy of a birth certificate.

FIXED INCOME OPTIONS

FIXED INCOME PAYMENTS. Fixed Income Payments will remain level pursuant to the terms of the fixed settlement option(s) selected. The amount of the Fixed Income Payment shall be determined in accordance with the terms of the settlement option, the Annuitant's settlement age and gender, and the table of Income Payment Rates Under A Fixed Income Option set forth in this rider, as applicable. The mortality table used is the 1983 'a' Individual Annuitant Mortality Table, modified, with a 3% interest rate. In determining the Fixed Income Payment, the Annuitant's settlement age will be adjusted according to the Age Adjustment Table set forth in this rider.

FIRST OPTION: LIFE ANNUITY. An annuity which provides annuity Income Payments during the lifetime of the Annuitant, ceasing with the last Income Payment due prior to the death of the Annuitant.

SECOND OPTION: LIFE ANNUITY WITH CERTAIN PERIOD An annuity which provides annuity Income Payments during the lifetime of the Annuitant and further provides that if at the death of the Annuitant Income Payments have been made for less than the elected certain period, which may be 120 or 240 months, the annuity Income Payments will continue for the remainder of the elected certain period.

THIRD OPTION: CASH REFUND LIFE ANNUITY. An annuity which provides annuity Income Payments during the lifetime of the Annuitant, ceasing with the last Income Payment due prior to the death of the Annuitant, with the guarantee that upon the death of the Annuitant, if: (a) the total dollar amount applied to purchase this Fixed Income Payment option is greater than (b) the Fixed Income Payment multiplied by the number of Income Payments paid prior to death; then a refund payment equal to the dollar amount of (a) minus (b) will be made after the death claim is approved by the Company for payment and the Company is in receipt of:
(a) proof of death acceptable to the Company; (b) written authorization for payment-, and (c) all claim forms, fully completed.

Form OMS99
FOURTH OPTION: JOINT LIFE ANNUITY. An annuity which provides annuity Income Payments during the joint lifetime of the Annuitant and a Joint Annuitant, ceasing with the last Income Payment due prior to the last death of the joint annuitants.

FIFTH OPTION: JOINT LIFE AND TWO-THIRDS TO SURVIVOR ANNUITY. An annuity which provides annuity Income Payments during the joint lifetime of the Annuitant and a Joint Annuitant, with two-thirds of such Income Payment payable during the remaining lifetime of the survivor and ceasing with the last Income Payment due prior to the last death of the joint annuitants.

SIXTH OPTION: JOINT LIFE ANNUITY WITH CERTAIN PERIOD. An annuity which provides annuity Income Payments during the joint lifetime of the Annuitant and a Joint Annuitant and further provides that if after the death of both Annuitants Income Payments have been made for less than the elected certain period, which may be 120 or 240 months, the annuity Income Payments will continue for the remainder of the elected certain period.

SEVENTH OPTION: JOINT LIFE AND TWO-THIRDS TO SURVIVOR ANNUITY WITH CERTAIN PERIOD. An annuity which provides annuity Income Payments during the joint lifetime of the Annuitant and a Joint Annuitant, with two-thirds of such Income Payment payable during the remaining lifetime of the survivor, further providing that should one or both Annuitants die during the elected certain period, which may be 120 or 240 months, the full annuity Income Payment will continue for the remainder of the elected certain period.

VARIABLE INCOME OPTIONS

VARIABLE INCOME PAYMENTS. The amount of the first Variable Income Payment shall be determined in accordance with the terms of the settlement option, the Annuitant's settlement age and gender, and the table of Income Payment Rates Under A Variable Income Option set forth in this rider, as applicable. The mortality table used is the 1983 'a' Individual Annuitant Mortality Table, modified, with a 4% assumed interest rate. In determining the first Variable Income Payment, the Annuitant's settlement age will be adjusted according to the Age Adjustment Table set forth in this rider.

The first Variable Income Payment is sub-divided into components each of which represents the product of: (a) the percentage elected by the Owner of a specific Sub-Account the performance of which will determine future Variable Income Payments, and (b) the entire first Variable Income Payment. On the Annuity Date, the Contract is credited with Annuity Units for each Sub-Account. The number of Annuity Units credited is computed by dividing the component of the first Variable Income Payment attributable to a specific Sub-Account by the Annuity Unit value for that Sub-Account. Each Variable Income Payment after the first attributable to a specific Sub-Account will be determined by multiplying the Annuity Unit value at the end of the Valuation Period that is 14 days prior to each Variable Income Payment Date for the Sub-Account by a constant number of Annuity Units. The total Variable Income Payment will be the sum of the payments attributable to each SubAccount.

The number of Annuity Units of each Sub-Account remains fixed unless an exchange of Annuity Units is made pursuant to the "Exchange of Variable Annuity Units" section. The dollar amount of each Variable Income Payment after the first may increase, decrease or remain level.

ANNUITY UNIT VALUE. The Annuity Unit Value for each Sub-Account was arbitrarily established at the inception of the Sub-Account. The Annuity Unit Value for the particular Sub-Account for any subsequent Valuation Period is determined by multiplying the Annuity Unit Value for the particular Sub-Account for the immediately preceding Valuation Period by the Net Investment Factor for the current Valuation Period and then multiplying that product by a factor to neutralize the assumed interest rate of 4% per year to establish the Income Payment Rates Under A Variable Income Option set forth in this rider. The factor is 0.9998926 for a one-day valuation period.

EXCHANGE OF VARIABLE ANNUITY UNITS. After the Annuity Date the Owner may, by filing a written request with the Company at its Home Office, exchange a designated number of Annuity Units of particular Variable SubAccounts for other Annuity Units, the value of which would be such that the dollar amount of an Income Payment made on the date of the exchange would be unaffected by the exchange. Unless otherwise authorized by the Company in writing, no more than three (3) exchanges may be made in any Contract Year.

Exchanges may only be made among the Variable Sub-Accounts or from the Variable Sub-Accounts to a Fixed Income Payment. Exchanges shall be made using the Annuity Unit Values for the Valuation Period during which the request for exchange is received by the Company at its Home Office.

OPTION 1: VARIABLE LIFE ANNUITY. A variable annuity which provides annuity Income Payments during the lifetime of the Annuitant, ceasing with the last Income Payment due prior to the death of the Annuitant.

Form OMS99

OPTION II: VARIABLE LIFE ANNUITY WITH CERTAIN PERIOD. A variable annuity which provides annuity Income Payments during the lifetime of the Annuitant and further provides that if at the death of the Annuitant Income Payments have been made for less than the elected certain period, which may be 120 or 240 months, the annuity Income Payments will continue for the remainder of the elected certain period.

OPTION III: VARIABLE UNIT REFUND LIFE ANNUITY. A variable annuity which provides annuity Income Payments during the lifetime of the Annuitant, ceasing with the last Income Payment due prior to the death of the Annuitant, with the guarantee that upon the death of the Annuitant, if. (a) the number of Annuity Units initially purchased (determined by dividing the total dollar amount applied to purchase this Variable Income Payment option by the Annuity Unit value on the Valuation Period which ends immediately preceding the Annuity Date) is greater than (b) the number of Annuity Units paid as part of each Variable Income Payment multiplied by the number of Income Payments paid prior to death; then a refund payment equal to the number of Annuity Units determined by (a) minus (b) will be made. The refund payment value will be determined using the Annuity Unit value on the Valuation Date on which the death claim is approved by the Company for payment after the Company is in receipt of: (a) proof of death acceptable to the Company; (b) written authorization for payment; and (c) all claim forms, fully completed.

OPTION IV: VARIABLE JOINT LIFE ANNUITY. A variable annuity which provides annuity Income Payments during the joint lifetime of the Annuitant and a Joint Annuitant, ceasing with the last Income Payment due prior to the last death of the joint annuitants.

OPTION V: VARIABLE JOINT LIFE AND TWO-THIRDS TO SURVIVOR ANNUITY. A variable annuity which provides annuity Income Payments during the joint lifetime of the Annuitant and a Joint Annuitant, with two-thirds of such Income Payment payable during the remaining lifetime of the survivor and ceasing with the last Income Payment due prior to the last death of the joint annuitants.

OPTION VI: VARIABLE JOINT LIFE ANNUITY WITH CERTAIN PERIOD. A variable annuity which provides annuity Income Payments during the joint lifetime of the Annuitant and a Joint Annuitant and further provides that if after the death of both Annuitants Income Payments have been made for less than the elected certain period, which may be 120 or 240 months, the annuity Income Payments will continue for the remainder of the elected certain period.

OPTION VII: VARIABLE JOINT LIFE AND TWO-THIRDS TO SURVIVOR ANNUITY WITH CERTAIN PERIOD. A variable annuity which provides annuity Income Payments during the joint lifetime of the Annuitant and a Joint Annuitant, with twothirds of such Income Payment payable during the remaining lifetime of the survivor, further providing that should one or both Annuitants die during the elected certain period, which may be 120 or 240 months, the full annuity Income Payment will continue for the remainder of the elected certain period.

ADDITIONAL FIXED AND VARIABLE BENEFIT OPTIONS. Any proceeds payable under the contract may also be settled under any other method of settlement agreed upon by the Company at the time of the request.

                                    The Lincoln National Life Insurance Company



Form OMS99
               INCOME PAYMENT RATES UNDER A FIXED INCOME OPTION

                DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS
                      PURCHASED WITH EACH $1,000 APPLIED

                             SINGLE LIFE ANNUITIES


               No             120             240
             Period         Months          Months          Cash

 Age          Certain          Certain           Certain            Refund

 60             $4.42            $4.38             $4.22             $4.18
 61              4.52             4.47              4.29              4.26
 62              4.62             4.56              4.36              4.34
 63              4.73             4.66              4.43              4.42
 64              4.85             4.77              4.50              4.51
 65              4.97             4.89              4.57              4.60
 66              5.11             5.01              4.64              4.69
 67              5.25             5.13              4.71              4.79
 68              5.41             5.27              4.78              4.90
 69              5.57             5.41              4.85              5.01
 70              5.75             5.56              4.91              5.13
 71              5.95             5.71              4.98              5.25
 72              6.16             5.88              5.04              5.38
 73              6.38             6.05              5.09              5.52
 74              6.63             6.23              5.14              5.66
 75              6.90             6.42              5.19              5.81

                          JOINT AND SURVIVOR ANNUITIES

 Joint and Full to Survivor                       Joint and Two-Thirds Survivor
       Certain Period                                     Certain Period

                                     Joint
None         120          240         Age        None         120         240

$4.01       $4.01        $3.98         60        $4.43       $4.38       $4.22
 4.09        4.08         4.05         61         4.52        4.47        4.29
 4.17        4.16         4.12         62         4.63        4.57        4.36
 4.25        4.25         4.19         63         4.74        4.67        4.43
 4.34        4.34         4.26         64         4.85        4.78        4.50
 4.44        4.43         4.34         65         4.98        4.89        4.57
 4.54        4.54         4.42         66         5.11        5.01        4.64
 4.66        4.64         4.50         67         5.26        5.13        4.71
 4.77        4.76         4.58         68         5.41        5.27        4.78
 4.90        4.88         4.66         69         5.57        5.41        4.85
 5.04        5.01         4.74         70         5.75        5.55        4.91
 5.18        5.15         4.82         71         5.94        5.70        4.98
 5.34        5.30         4.89         72         6.14        5.86        5.03
 5.51        5.45         4.96         73         6.35        6.03        5.09
 5.69        5.62         5.03         74         6.59        6.20        5.14
 5.89        5.79         5.09         75         6.84        6.38        5.18

Age Adjustment Table

 Year of Birth       Adjustment to Age         Year of Birth  Adjustment to Age
  Before 1920              +2                    1960-1969          -3
   1920-1929               +1                    1970-1979          -4
   1930-1939                0                    1980-1989          -5
   1940-1949                1                    1990-1999          -6
   1950-1959                2                       ETC.           ETC.

Form OMS99
              INCOME PAYMENT RATES UNDER A VARIABLE INCOME OPTION

                DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS
                      PURCHASED WITH EACH $1,000 APPLIED

                             SINGLE LIFE ANNUITIES


                  No              120               240
                Period           Months            Months            Unit
 Age           Certain          Certain           Certain           Refund

  60            $4.78            $4.73             $4.56             $4.56

61               4.87               4.81               4.63               4.63
62               4.97               4.90               4.69               4.71
63               5.07               5.00               4.75               4.78
64               5.19               5.10               4.82               4.87
65               5.30               5.21               4.88               4.95
66               5.43               5.32               4.95               5.04
67               5.57               5.44               5.01               5.14
68               5.72               5.56               5.08               5.24
69               5.88               5.70               5.14               5.34
70               6.05               5.84               5.20               5.46
71               6.23               5.99               5.26               5.57
72               6.44               6.14               5.31               5.69
73               6.66               6.30               5.36               5.82
74               6.89               6.47               5.40               5.96
75               7.15               6.65               5.44               6.10

                         JOINT AND SURVIVOR ANNUITIES

Joint and Full to Survivor                    Joint and Two-Thirds Survivor
      Certain Period                                  Certain Period
                              Joint
   None            120          240       Age         None        120        240
  $4.37          $4.37        $4.34        60        $4.78      $4.74      $4.57
   4.44           4.44         4.40        61         4.88       4.82       4.63
   4.52           4.51         4.46        62         4.97       4.91       4.69
   4.60           4.59         4.53        63         5.08       5.00       4.76
   4.68           4.68         4.60        64         5.19       5.10       4.82
   4.77           4.77         4.67        65         5.31       5.21       4.88
   4.87           4.86         4.74        66         5.44       5.32       4.95
   4.98           4.96         4.82        67         5.57       5.44       5.01
   5.09           5.07         4.89        68         5.72       5.56       5.08
   5.21           5.19         4.96        69         5.87       5.69       5.14
   5.34           5.31         5.04        70         6.04       5.83       5.20
   5.47           5.44         5.11        71         6.22       5.97       5.25
   5.62           5.58         5.18        72         6.42       6.12       5.31
   5.78           5.73         5.24        73         6.62       6.28       5.36
   5.96           5.88         5.30        74         6.85       6.44       5.40
   6.14           6.05         5.36        75         7.09       6.61       5.44

Age Adjustment Table

Year of Birth       Adjustment to Age      Year of Birth      Adjustment to Age
Before 1920                + 2               1960-1969               - 3
  1920-1929                + 1               1970-1979               - 4
  1930-1939                  0               1980-1989               - 5
  1940-1949                  1               1990-1999               - 6
  1950-1959                  2                  ETC.                 ETC.

Form OMS99
                            Amendment to Schedule A
                    To the Selling Group Agreement Between
                          The Company and The Broker
                          Effective February 14, 2000

The following is a list of Contracts that Broker has been granted authority by the Company to sell:

          1.   Lincoln National Life Insurance Company
               Multi-Fund(R) Variable Annuity Contracts
               (Lincoln National Variable Annuity Account C)

          2.   Lincoln National Life Insurance Company
               Variable Universal Life III Contracts
               (Lincoln Life Flexible Premium Variable Life Account G)

          3.   Lincoln National Life Insurance Company
               Multi-Fund(R) Variable Life
               (Lincoln Life Flexible Premium Variable Life Account K)

          4.   Lincoln National Life Insurance Company
               VUL I
               (Lincoln Life Flexible Premium Variable Life Account M)

          5.   Lincoln National Life Insurance Company
               Delaware-Lincoln ChoicePlus
               Delaware-Lincoln ChoicePlus XL
               (Lincoln Life Variable Annuity Account N)

          6.   Lincoln National Life Insurance Company
               Group Multi-Fund(R)
               (Lincoln Life Variable Annuity Account Q)

          7.   Lincoln National Life Insurance Company
               SVUL
               (Lincoln Life Flexible Premium Variable Life Account R)

          8.   Lincoln National Life Insurance Company
               eAnnuity(TM) Variable Annuity Contracts
               (Lincoln National Variable Annuity Account C)

          9.   Lincoln National Life Insurance Company
               Lincoln Director (TM)

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to Schedule A to be executed in its name and behalf by its duly authorized officer specified below.

  THE LINCOLN NATIONAL LIFE            LINCOLN FINANCIAL ADVISORS, INC.
  INSURANCE COMPANY [COMPANY]          [BROKER]
  By: /s/ Kelly D. Clevenger           By: /s/ Richard C. Boyles
     -----------------------------        ----------------------------------
      Kelly D. Clevenger                   Richard C. Boyles
      Vice President                       Second Vice President and
                                           Controller